Exhibit 99.1

             Georgia Gulf Expects Third Quarter EPS of $.21 to $.24

    ATLANTA, Sept. 15 /PRNewswire-FirstCall/ -- Georgia Gulf Corporation (NYSE: GGC) announced today that it expects third quarter net income to be in the range of $.21 to $.24 per diluted share despite an unexpected plant outage. The results for the 2003 third quarter will include an after tax benefit of a lawsuit settlement of approximately $.06 per diluted share. The expected results compare unfavorably to the second quarter net income of $.26 per diluted share and the third quarter 2002 net income of $.53 per diluted share.

    Chlorovinyls operating income is expected to be lower due to lower sales prices, primarily in vinyl resins, and the impact of the plant outage, which more than offset lower raw materials costs and higher sales volumes. Aromatics operating income is expected to improve due to improved margins.

    Georgia Gulf will host a teleconference on Tuesday, September 16, 2003, at 9 AM EDT. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://www.firstcallevents.com/service/ajwz388547264gf12.html . Playbacks will be available from 12 PM EDT Tuesday, September 16, to 5 PM EDT Monday, September 22. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 2713007.

    In addition, Georgia Gulf will present at the Credit Suisse First Boston Chemical Conference this Wednesday, September 17, 2003. The company's presentation will be Web cast live from 11:30 AM to 12:00 PM EDT and archived for one week for playback at http://www.ggc.com under Investor Relations.

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002, and our subsequent quarterly reports on Form 10-Q.

    Contact:  Dick Marchese
              VP Finance and CFO
              770-395-4531

SOURCE  Georgia Gulf Corporation
    -0-                             09/15/2003
    /CONTACT: Dick Marchese, VP Finance and CFO of Georgia Gulf Corporation, +1-770-395-4531/
    /Web site:  http://www.ggc.com
                http://www.firstcallevents.com/service/ajwz388547264gf12.html/
    (GGC)

CO:  Georgia Gulf Corporation

ST:  Georgia

IN:  CHM

SU:  ERP CCA MAV